EXHIBIT 10.2

TERMINATION AND CONSULTING AGREEMENT

        This Termination and Consulting Agreement (“Agreement”), dated as of July 9, 2007 (the “Effective Date”), is by and between HealthTronics, Inc., a Georgia corporation (“HealthTronics”), and Christopher B. Schneider (“Schneider”).

RECITALS

        WHEREAS, Schneider has served as President – Medical Products of HealthTronics pursuant to the terms of an Amended and Restated Executive Employment Agreement, effective as of January 1, 2007 (as amended, the “Employment Agreement”);

        WHEREAS, on the date hereof, Schneider has resigned, effectively immediately, from all of his officer, director and employment positions with HealthTronics and its subsidiaries;

        WHEREAS, HealthTronics and Schneider agree that it is in their mutual interests that the Employment Agreement and their employment relationship be terminated upon the terms and conditions provided in this Agreement (the “Termination”); and

        WHEREAS, HealthTronics desires to engage the service of Schneider as a consultant and Schneider desires to accept such engagement upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Termination of Employment Agreement and Employment Relationship. HealthTronics and Schneider hereby terminate the Employment Agreement and agree that the other shall no longer be bound by, and is hereby released from, any and all of the terms, obligations and conditions contained in the Employment Agreement (except as provided in Section 5 hereof); provided, that Schneider shall be entitled to be paid, based on his current salary, his accrued and unpaid salary through the date hereof in accordance with HealthTronics’ regular payroll practices. Schneider hereby irrevocably resigns effective as of the date hereof, and HealthTronics hereby accepts such resignation, from any and all director, manager, employment and officer positions, relations, and responsibilities that Schneider may hold or claim to hold with HealthTronics and any of HealthTronics’ subsidiaries and/or affiliates (collectively, including HealthTronics, the “Affiliated Entities,” and individually, an “Affiliated Entity”). Schneider agrees that, except as set forth in the proviso in the first sentence of this Section 1, Schneider irrevocably forfeits any rights to receive any future compensation for Schneider’s prior performance (including, without limitation, salary, incentive compensation and/or stock options) that Schneider may have been entitled to receive under the Employment Agreement.

        2.    Stock Options. HealthTronics and Schneider acknowledge and agree that (a) Schedule 1 hereto sets forth the outstanding stock options to acquire HealthTronics common stock owned by Schneider immediately following the execution of this Agreement (the “Stock Options”) and (b) other than the Stock Options, Schneider forfeits any rights to any other, and holds no, options, warrants, convertible securities, phantom or other rights to acquire HealthTronics common stock. HealthTronics and Schneider agree that the Stock Options shall continue in full force and effect under the terms of the stock option plan(s) and agreement(s) governing such Stock Options, including that any unvested Stock Options existing at the expiration of the Consulting Services Period (as defined below) would be cancelled at such time.

        3.    Consulting Services. From the date hereof until December 31, 2007 (the “Consulting Services Period”), Schneider shall render consulting services (the “Services”) to the Affiliated Entities as may be requested by HealthTronics from time to time, including but not limited to assisting HealthTronics in evaluating strategic opportunities and operational performance. Schneider shall not incur any travel or other expenses in performing the Services unless approved in advance by the Chief Financial Officer of the Company. Schneider may engage in other services, employment or occupation during the term of this Agreement as long as such services, employment or occupation are not contrary to the provisions of this Agreement.

        4.    Payment/Benefits. In consideration for the provision of the Services by Schneider, HealthTronics agrees to pay Schneider $11,309.67 semimonthly, on the first and fifteenth day of each month, beginning on July 15, 2007, until the expiration of the Consulting Services Period. Notwithstanding anything in this Agreement to the contrary, HealthTronics shall have no obligation to make any payment under this Agreement if Schneider is in material breach of any material term of this Agreement.

        If Schneider dies during the Consulting Services Period, Schneider shall not be entitled to any payments under this Section 4 after the date of death.

        5.    Noncompetition and Nonsolicitation. Schneider agrees that Section 1.9 and Article IV of the Employment Agreement shall continue in full force and effect after the date of this Agreement according to the terms thereof. Schneider acknowledges and agrees that during his employment with HealthTronics he has received trade secret and other proprietary and confidential information of the Affiliated Entities. Schneider acknowledges and agrees (a) that the provisions in Article IV of the Employment Agreement (and related provisions, including but not limited to Section 5.6 thereof) are enforceable, and (b) not to contest the enforceability of such provisions.

        6.    Confidentiality of Information. Schneider has knowledge of trade secrets and other Confidential Information of the Affiliated Entities. In addition, HealthTronics agrees to disclose to Schneider from time to time trade secrets and other Confidential Information which may be necessary for Schneider to perform under this Agreement. Unless authorized by the Board of Directors of HealthTronics (the “Board”) in writing, Schneider will not directly or indirectly, acting alone or in conjunction with others, disclose to any person or entity any Confidential Information. “Confidential Information” shall include all confidential and proprietary information of the Affiliated Entities, including, without limitation, all trade, technical or technological secrets, any details of organization or business affairs, any names of past or present customers of any Affiliated Entities, any processes, services, compensation and other employment practices, research, pricing practices, price lists and procedures, purchasing, accounting, engineering, manufacturing, production, operations, organization, finances, marketing, customer lists, blueprints, product specifications, any other information, method, technique or system, or any other confidential or proprietary information relating to the business of any Affiliated Entity. Notwithstanding the foregoing, Confidential Information shall not be deemed to include any information which (a) is or becomes generally available to the public (except as a result of any misconduct by Schneider, including but not limited to Schneider’s breach of this Agreement or any other confidentiality obligation of Schneider’s) or (b) is or becomes lawfully available to Schneider on a non-confidential basis from a third party without, to Schneider’s knowledge, breach by that third party of any obligation of confidence concerning that Confidential Information. Nothing herein shall prevent disclosure of any Confidential Information if, upon the advice of counsel, Schneider is compelled to disclose such Confidential Information, provided that Schneider provides notice of any such compelled disclosure prior to disclosure by Schneider so that HealthTronics may seek a protective order or confidential treatment.

        7.    Non-Disparagement. Schneider hereby covenants and agrees that Schneider shall, at all times hereafter, refrain from making or implying any derogatory or negative references, statements or allusions concerning any of the Affiliated Entities, their partners, owners, directors, managers, officers, agents and employees, or their respective businesses or business activities, except for statements made under oath in any legal process.

        8.    Release. Schneider hereby releases and discharges the Affiliated Entities and their respective partners, members, stockholders, owners, directors, managers, officers, agents and employees, individually and collectively (the “Release”), of and from any and all claims, causes of action, suits, debts, contracts, agreements, promises, liability, demands, damages, and other expenses of any nature whatsoever, at law or in equity, known or unknown, fixed or contingent, contemplated or uncontemplated, whether asserted or assertable, arising out of any matter whatsoever which has occurred from the beginning of time up through and including the date hereof. Without limiting the generality of the foregoing, Schneider hereby acknowledges and agrees that the Release is intended to waive and discharge any and all actions, claims, demands and causes of action arising out of or in any way related to Schneider’s employment by any Affiliated Entity, including, without limitation: any claim under state or federal law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination claims such as claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et. seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et. seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et. seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et. seq.; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et. seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et. seq.; Texas Labor Code, as amended, § 21.001, et. seq.; as well as any and all claims for unpaid or withheld wages, relocation allowances or benefits, other benefits, commissions, stock options, bonuses or profit-sharing, wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, or intentional infliction of emotional distress. The foregoing provisions do not, and should not be construed so as to, alter, amend or negate the enforceability of this Agreement. The Release is intended to be and should be construed as a general, complete and final waiver and release of all claims. The Release is being made and executed by Schneider individually and on behalf of Schneider’s heirs, successors, assigns, agents, and all persons and entities subrogated to Schneider’s rights or to whom Schneider’s rights are secondary or derivative. Nothing in this Agreement shall be construed as a release of any claims HealthTronics may have against Schneider.

        9.    Company’s Right to Inventions. Schneider shall promptly disclose, grant and assign to HealthTronics for its sole use and benefit any and all discoveries, inventions, improvements, innovations, technical information and suggestions (including all data and records relating thereto) that relate to the Affiliated Entities’ business and were developed by Schneider while employed by HealthTronics or are developed while performing pursuant to this Agreement and using Affiliated Entities’ property (collectively, “Know-how”), including that which Schneider has in the past, or may hereafter during Schneider’s provision of Services, discover, invent, author, conceive, develop, originate or acquire, whether or not patentable, copyrightable or reduced to writing. Such Know-how shall be the exclusive property of HealthTronics. Schneider shall assist HealthTronics, at HealthTronics’ expense, in obtaining, defending and enforcing HealthTronics’ rights therein.

        10.    Return of Property. On the date hereof, Schneider agrees to end all further use of, and to immediately return to HealthTronics, all property of the Affiliated Entities including, without limitation, any property, assets or equipment furnished by an Affiliated Entity or created or prepared by Schneider in connection with his employment, either alone or jointly with others. Without limiting the generality of the foregoing, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, intellectual property or future plans of the Affiliated Entities that have been collected by or held by (or under the control of) Schneider, including any and all copies or reproductions thereof, whether in written or electronic form, shall be delivered immediately to HealthTronics. Schneider shall cease all further use of and access to any systems, intranets, networks, software, and other information technology of the Affiliated Entities, whether owned or licensed. All property, assets, correspondence, reports, records, charts, and other similar data pertaining to the business activities, research and development, intellectual property or future plans of the Affiliated Entities that are received, held or collected by Schneider, including all copies or reproductions thereof, whether in written or electronic form, during the Consulting Services Period shall be delivered immediately to HealthTronics without request by it upon the expiration of the Consulting Services Period

        11.    Remedies. Schneider acknowledges and agrees that HealthTronics’ remedies at law for a breach or threatened breach of any of the provisions of Sections 5, 6, or 7 hereof would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Schneider of any of the provisions of Sections 5, 6, or 7 hereof, it is agreed that, in addition to its remedies at law, HealthTronics shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting HealthTronics from pursuing any other remedies available to it for such breach or threatened breach.

        12.    IndependentContractor. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. Schneider acknowledges that, with respect to the provision of Services during the Consulting Services Period, he will be an independent contractor, will not be an agent or employee of any Affiliated Entity, will not be entitled to any Affiliated Entity employment rights or benefits and will not be authorized to act on behalf of any Affiliated Entity. Schneider further acknowledges and agrees that, with respect to the provision of Services during the Consulting Services Period, he waives any and all rights he has, or may have, against any Affiliated Entity under the Employee Retirement Income Security Act of 1974. Schneider shall be solely responsible for any and all tax obligations of Schneider arising from or relating to Section 4 of this Agreement, including but not limited to, all city, state and federal income taxes, social security withholding tax and other self employment tax incurred by Schneider, and, in the event of any determination by the Internal Revenue Service or any other taxing authority that Schneider is not an independent contractor of any Affiliated Entity, shall reimburse HealthTronics upon demand for any withholding taxes that should have been withheld by HealthTronics had he been an employee of HealthTronics

        13.    Miscellaneous.

        (a) No Assignment; Binding, Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by Schneider without the prior written consent of HealthTronics and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        (b) Amendments. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

        (c) Waiver of Provisions; Remedies Cumulative. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof.

        (d) Survival. All provisions of this Agreement which by their terms are intended to survive termination or expiration of this Agreement, including without limitation, Sections 5, 6, 7, 8, 9, 10, 11, 12, and 13 shall survive such termination or expiration in accordance with their terms.

        (e) Severability; Interpretation. Any provision of this Agreement that is found in a final judicial determination by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability (but shall be construed and given effect to the extent possible), without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        (f) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

        (g) Counterparts. This Agreement may be executed in several counterparts or with counterpart signature pages, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

        (h) Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and personally delivered or mailed by certified U.S. mail, postage prepaid with return receipt requested, in the case of notices mailed to Schneider, at the address set forth below or, in the case of notices to HealthTronics, to its principal office at 1301 Capital of Texas Hwy., Suite B-200, Austin, Texas 78746, to the attention of its President.

        (i) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and arrangements, both written and oral, with respect to the subject matter hereof.

        (j) Submission to Jurisdiction. Should a dispute arise regarding this Agreement, including but not limited to a breach of this Agreement, an alleged breach, or its enforceability, Schneider agrees that Austin, Texas is the sole and proper jurisdiction for the dispute. This Agreement is performable in whole and in part in Travis County, Texas.

[Signature page follows]

SIGNATURE PAGE TO
TERMINATION AND CONSULTING AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Agreement to be effective for all purposes as of the Effective Date provided above.

HEALTHTRONICS:

HEALTHTRONICS, INC.

By: /s/ James S. B. Whittenburg
Name: James S. B. Whittenburg
Title: Acting President and Chief Executive Officer

SCHNEIDER:

/s/ Christopher B. Schneider
Christopher B. Schneider

Address: 12000 Palisades Pointe Cove
Austin, Texas 78738

S-1

SCHEDULE 1

Stock Options

No. of Shares	Issue Date	Exercise Price per Share	Vesting Terms

100,000	June 8, 2006	$7.21	(1)

15,000	August 2, 2004	$7.32	(2)

(1)	25,000 shares are vested as of the date hereof; 25,000 shares would vest on each of June 8, 2008, June 8, 2009, and June 8, 2010.

(2)	10,000 shares are vested as of the date hereof; 5,000 shares would vest on August 2, 2007.

Schedule 1-1